                                                                    EXHIBIT 10.1

                                                                    CONFIDENTIAL
                                                                    ------------


                                January 15, 1998


American General Hospitality Operating Partnership, L.P.
5605 MacArthur Boulevard
Suite 1200
Irving, Texas 75038
Attn:     Mr. Kenneth E.  Barr

American General Hospitality Corporation
5605 MacArthur Boulevard
Suite 1200
Irving, Texas 75038
Attn:     Mr. Kenneth E.  Barr

Ladies and Gentlemen:

Societe Generale, Southwest Agency ("SocGen"), Bank One, Texas, N.A. ("BOT"), The Bank of Nova Scotia ("BNS") and Wells Fargo Bank, National Association ("Wells") (collectively, the "Facilitators") are pleased to advise you that each such institution is willing, subject to the terms and conditions contained in this Commitment Letter and in the attached Summary of Terms and Conditions (the "Term Sheet"), to each individually commit a portion (as hereinafter provided) of a commitment (the "Commitment") toward a $500,000,000 Senior Unsecured Revolving Credit Facility (the "Senior Facility") and a $100,000,000 Unsecured, Delayed-Draw Subordinated Non-Revolving Credit Facility (the "Subordinate Facility"; the Senior Facility and the Subordinate Facility being referred to herein as the "Facility") in favor of American General Hospitality Operating Partnership, L.P., a Delaware limited partnership ("Borrower"), a subsidiary of American General Hospitality Corporation ("Company"), a Delaware corporation, for the purpose of providing a portion of the purchase price for acquiring hotels, renovating hotels, refinancing existing indebtedness for acquired hotels, providing for general corporate purposes and to pay related fees and expenses of Borrower and Company. Each Facilitator's portion of the Commitment is as follows:

                  $500,000,000          $100,000,000
                  Senior Facility       Subordinate Facility
                  ---------------       --------------------

     SocGen       $150,000,000          $ 28,333,334
     BOT          $150,000,000          $ 28,333,333
     BNS          $100,000,000          $ 15,000,000
     Wells        $100,000,000          $ 28,333,333


American General Hospitality Operating Partnership,L.P.
American General Hospitality Corporation
January 15, 1998
Page 2



Upon your acceptance of this Commitment Letter, the Facilitators will form a group of financial institutions (together with the Facilitators, the "Banks") acceptable to the Facilitators and reasonably acceptable to Borrower and Company, for which SocGen will act as Arranger, Syndication Agent and Documentation Agent; BOT will serve as Administration Agent; and BNS and Wells will serve as Managing Agents. The Administration Agent and the Documentation Agent are hereinafter referred to as the "Agents". No other titles may be awarded without the mutual consent of the Agents and Borrower.

The various fees payable to the Facilitators and to the Agents in connection with the Facility are set forth in a separate fee letter of even date herewith pertaining to the Facility (the "Fee Letter").

The Term Sheet attached hereto and incorporated herein by this reference, sets forth certain terms and conditions which will govern the Facility. This Commitment Letter and the Term Sheet are not meant to be and shall not be construed as an attempt to define all of the terms and conditions of the Facility which shall be set forth in the definitive financing agreements.

You agree to reasonably assist and cooperate with the Facilitators in their syndication effort of the Facility, including, but not limited to promptly preparing and providing upon their request all information reasonably deemed necessary by them to complete successfully the syndication of the Facility, including but not limited to information and projections prepared by you or on your behalf relating to the transactions contemplated hereby. The Agents reserve the right to allocate the Commitments offered by the Banks; provided, however, that if the Agents have reduced their respective Commitments for the Senior Facility to $125,000,000 and the Agents desire to further allocate Commitments for the Senior Facility, then any such allocation shall include an allocation of the Commitments for the Senior Facility of BNS and Wells of not less than BNS' and Wells' prorata share of the Facilitators' Commitments for the Senior Facility (after taking into account the Agents previous Commitment reduction to $125,000,000).

In addition to the conditions to funding or closing set forth in the Term Sheet, the Commitment is subject to, among other conditions, (i) the negotiation and execution of a definitive bank credit agreements, security documentation, and other related documentation for the Facility satisfactory to the Facilitators, Borrower and Company, (ii) there being from the date of the financial statements (the "Financial Statements") most recently provided prior to the date hereof no material adverse change in the reasonable opinion of the Agents in the financial condition, business, operations, properties or prospects of Borrower or Company, or the hotels (the "Future Hotels") that the parties currently anticipate will be acquired by Borrower with a portion of the proceeds from the Facility, and
(iii) at the time of the

American General Hospitality Operating Partnership,L.P.
American General Hospitality Corporation
January 15, 1998
Page 3


proposed initial funding of the Facility, no injunction or other restraining order shall have been issued or filed, or a hearing therefor be pending or noticed with respect to the transactions contemplated hereby.

As you know, we have submitted this Commitment Letter prior to conducting certain due diligence, including, but not limited to, property inspections of the Future Hotels to be acquired. Our Commitment is subject to the satisfactory completion of our due diligence, including but not limited to property inspections of Future Hotels. In the event that the results of our continuing due diligence inquiries are, in our reasonable opinion, unsatisfactory, the Facilitators may, in their sole discretion, suggest alternative financing structures that insure adequate protection for the Banks. The Facilitators acknowledge that their due diligence prior to the date of this Commitment Letter has not revealed any fact or issue which would cause the Facilitators to terminate their respective Commitments or suggest alternative financing structures.

Whether or not the transactions contemplated hereby are consummated, Borrower and Company jointly and severally hereby agree to indemnify and hold harmless each of the Facilitators and the Agents, and their respective directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses that arise out of, result from or in any way relate to this Commitment Letter, or the providing or syndication of the Facility, and to reimburse each indemnified person, upon its demand, for any legal or other expenses incurred in connection with investigation, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct of such person. Neither the Facilitators nor the Agents, nor any of their affiliates, shall be responsible or liable to Borrower, Company, or any other person for any consequential damages which may be alleged. The obligations contained in this paragraph will survive the closing of the Facility.

In addition, the Borrower and Company jointly and severally hereby agree to reimburse the Facilitators and the Agents from time to time upon demand for (a) the reasonable out-of-pocket costs and expenses of Bracewell & Patterson, L.L.P., special counsel to SocGen and the Agents, (b) the reasonable out-of-pocket costs and expenses of Donohoe, Jameson & Carroll, P.C., special counsel to BOT, in connection with the Facility, (c) the reasonable syndication costs (including travel expenses) of the Agents which for SocGen shall not exceed $40,000 and for BOT shall not exceed $25,000, and (d) the Agent's reasonable out-of-pocket costs and expenses of the appraisers, hotel consultants, insurance consultants, environmental consultants and property inspection consultants engaged by or

American General Hospitality Operating Partnership,L.P.
American General Hospitality Corporation
January 15, 1998
Page 4


for the Agents in connection with the Future Properties, with all of the costs and expenses set forth in the clauses (a)-(d) being paid regardless of whether the credit agreement is executed or the Facility closes.

The terms contained in this Commitment Letter, the Fee Letter and the Term Sheet are confidential and, except for disclosure to your Board of Directors, officers and employees, professional advisors retained by you in connection with this transaction, or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent, except that, following your acceptance hereof, you may make public disclosure of this Commitment Letter and may file a copy of this Commitment Letter and the Term Sheet in any public record in which it is required to be filed, based upon the advice of your counsel.

Termination.  This offer will terminate at 5:00 P.M. Central Time on January 16,
-----------
1998 unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter and the Fee Letter, and it will expire on the date which is the earlier of (a) May 1, 1998 or (b) the date 60 days following the acquisition by Company, Borrower or any of their affiliates of the Future Hotels which are part of the FSA portfolio if the date of execution of the definitive documentation for the Facility ("Initial Credit Extension Date") has not occurred on or before that date. Furthermore, the Facilitators may terminate this Commitment Letter and their obligations hereunder to provide the Facility if prior to the Initial Credit Extension Date (a) Borrower or Company shall fail or refuse to comply in any material respect in a timely manner with any of the terms or conditions set forth herein, (b) any material adverse change since the date of this Commitment Letter shall occur with respect to the pool of Future Hotels, or the business, assets, condition (financial or otherwise) or operations of Borrower or Company at any time prior to the closing of the transactions contemplated hereby, (c) Borrower or Company shall be insolvent or involved as debtor in any arrangement, bankruptcy, reorganization or insolvency proceeding, or (d) the Facilitators determine that the funding of the Facility or performance of Borrower's or Company's duties or obligations under this Commitment Letter (including the Term Sheet), the Fee Letter, or the documents evidencing or securing the Facility would violate, or be prohibited by, applicable Federal, State or local law, including usury limitations, or any applicable rule, order, statute, judgment or decree of any legislative body, board, court, tribunal, commission, or governmental authority or agency having jurisdiction over the Facilitators. Furthermore, this Commitment Letter has been issued to Borrower on the basis of (i) certain information and materials provided by Borrower or Company to the Facilitators, (ii) all representations, information, exhibits, data and other material submitted with and in support of the loan application for the Facility, and (iii) the agreement of Borrower and Company that hereafter the Agents shall be permitted to conduct due diligence in a manner satisfactory to the Agents. The Facilitators may terminate this Commitment Letter and the obligations of the Facilitators hereunder to provide the Facility if, (i) in the reasonable opinion of the Facilitators, any

American General Hospitality Operating Partnership,L.P.
American General Hospitality Corporation
January 15, 1998
Page 5


information or documentation submitted to the Facilitators proves to be inaccurate, incomplete or misleading in any material respect, (ii) Borrower or Company withholds any information which, in the reasonable opinion of the Facilitators, is material to the decisions of the Facilitators to provide the Facility to Borrower, (iii) any of the fees or expenses required to be paid by Company and Borrower hereunder are not paid when due, or (iv) the ability of the Facilitators to conduct due diligence in a manner satisfactory to the Facilitators is, in the reasonable opinion of the Facilitators, hampered in any material respect. Notwithstanding any termination of this Commitment Letter, the compensation, reimbursement and indemnification provisions hereof shall survive any termination hereof.

Borrower and Company hereby represent to the Facilitators that all information, exhibits, data and other materials submitted with and in support of the requested Facility or any existing facility are true, correct and complete in all material respects as of the date hereof. Borrower and Company shall immediately notify the Agents in the event any information or document provided to the Agents becomes inaccurate or misleading in any material respect.

The Commitment Letter, the Fee Letter, and the Term Sheet shall be governed by, and construed in accordance with, the internal laws of the State of Texas without reference to principles of conflict of law. ALL PARTIES TO THIS COMMITMENT LETTER AGREEMENT IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER AND THE TERM SHEET OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IN THE EVENT OF LITIGATION, THIS COMMITMENT LETTER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Commitment Letter, the Fee Letter and the Term Sheet shall not be assignable by any party hereto without the prior written consent of the other parties hereto except for the syndication of the Facility to the Banks and may not be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter, the Fee Letter, and the Term Sheet constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties in connection therewith, including without limitation the Work Letter dated January 8, 1998, by and between the same parties hereto, except to the extent expressly incorporated or specifically referred to herein or therein.

American General Hospitality Operating Partnership,L.P.
American General Hospitality Corporation
January 15, 1998
Page 6


Please indicate your acceptance of this Commitment Letter by signing and returning the five duplicate copies hereof, whereupon this Commitment Letter
will constitute a binding agreement between the parties hereto.   Upon your
delivery to us of the signed copies of this Commitment Letter and the Fee Letter and payment of the initial installment of the fees as set forth in the Fee Letter, this Commitment Letter shall become a binding agreement under laws of the State of Texas as of the date so accepted. This Commitment Letter and the Fee Letter may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one Commitment Letter and Fee Letter.

American General Hospitality Operating Partnership,L.P.
American General Hospitality Corporation
January 15, 1998
Page 7


We are pleased to have this opportunity and look forward to working with you.

                         Very truly yours,

                         SOCIETE GENERALE, SOUTHWEST AGENCY


                         By:  /s/ THOMAS K. DAY
                            ---------------------------------------------------
                              Thomas K. Day
                              Vice President


                         BANK ONE, TEXAS, N.A.


                         By:  /s/ EDDIE HODGES
                            ---------------------------------------------------
                              Eddie Hodges
                              Assistant Vice President


                         THE BANK OF NOVA SCOTIA


                         By:  /s/ PAUL STIPLOSEK
                            ---------------------------------------------------
                              Paul Stiplosek
                              Relationship Manager


                         WELLS FARGO BANK, NATIONAL ASSOCIATION


                         By:  /s/ DAVID MCNEIL
                            ---------------------------------------------------
                              David McNeil
                              Vice President

American General Hospitality Operating Partnership,L.P.
American General Hospitality Corporation
January 15, 1998
Page 8


Accepted and Agreed to:

AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P.

By:  AGH GP, Inc., its general partner

     By: /s/ KENNETH E. BARR
        ------------------------------------------
           Kenneth E. Barr
           Executive Vice President


AMERICAN GENERAL HOSPITALITY CORPORATION

By: /s/ KENNETH E. BARR
   -------------------------------------
      Kenneth E. Barr
      Executive Vice President

           AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P.
                      $100 MILLION UNSECURED, DELAYED-DRAW
                    SUBORDINATED DEBT FACILITY ("SUB DEBT")

Borrower:                        American General Hospitality Operating
                                 Partnership, L.P.

Term: The maturity date shall be 90 days following the maturity date of the $500 million facility ("Facility").

Other Indebtedness:              So long as the Company's leverage exceeds 50%,
                                 any portion of the Sub Debt is outstanding or should the Lenders be committed to fund under the Sub Debt, the Borrower may not incur any other indebtedness except for the Facility, the Sub Debt and individual property indebtedness not to exceed $70 million in aggregate.

Interest Rate:                   The Interest Rate shall be determined based
                                 upon the Senior Unsecured Debt Facility pricing grid. However, in no event shall the Sub Debt
                                 Interest Rate be less than the ABR Spread +
                                 37.5 bps or the Libor Spread + 187.5 bps.

Funding Termination Date:        The Borrower shall not be eligible to draw
                                 under the Sub Debt after September 30, 1998.

Repayment Provisions:            So long as the Borrower is in full compliance
                                 with the Facility, the Borrower will be
                                 required to use all proceeds obtained from equity offerings and asset sales to reduce any associated debt and the Senior Unsecured debt .
                                 The Borrower may not use asset sale proceeds to acquire any assets other than those which the Borrower has publicly announced (as of 12/31/97) and the Olivier House located in New
                                 Orleans, LA. Any reductions of the Sub-Debt shall be deemed permanent reductions of the Sub-Debt.

Other Terms and Conditions:      With the exception of the Borrowing Base and
                                 those terms outlined herein, the terms and conditions of the Facility and the Sub Debt shall be consistent.

           AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P.
                                 $500 Million
                SENIOR UNSECURED DEBT FACILITY (THE "FACILITY")


Borrower:                        American General Hospitality Operating
                                 Partnership, L.P. (the "Borrower").

Arranger, Documentation          Societe Generale, Southwest Agency ("SG").
Agent and Syndication
Agent:

Administrative Agent:            Bank One, Texas, NA ("BOT").

Lenders: A syndicate of lending institutions in addition to SG and BOT.

Requisite Lenders:               Lenders comprising 51% of the Facility Amount.

Facility Amount:                 $500 million revolving credit facility (the
                                 "Facility") which will include a letter of credit sub-limit of up to $60 million. The Co-
                                 Lenders will have risk participations in any letters of credit provided by BOT in accordance with their pro rata portions of the Facility.

Purpose: To fund investments in existing and additional acquisition hotel properties and for general working capital purposes.

Interest Rate:                   The interest rate on the principal balance
                                 outstanding shall be 30-day, 60-day, or 90-day
                                 LIBOR or Adjusted Base Rate ("ABR") (at the
                                 Borrower's option) plus the applicable rate of interest as summarized below, payable monthly in arrears.

                                 -----------------------------------------------
                                 Leverage Ratio     ABR     LIBOR    Unused
                                                   Spread   Spread   Commit.
                                                   (bps)    (bps)    Fee (bps)
                                 -----------------------------------------------
                                   <25%             0       140.0       20
                                 -----------------------------------------------
                                   >25% <35%        0       150.0       20
                                 -----------------------------------------------
                                   >35% <40%       12.5     162.5       25
                                 -----------------------------------------------
                                   >40% <50%       25.0     175.0       30
                                 -----------------------------------------------
                                   >50% <55%       37.5     187.5       30
                                 -----------------------------------------------
                                   >55% <60%       50.0     200.0       30
                                 -----------------------------------------------

                                 The Leverage Ratio shall be calculated as Total Liabilities (as further defined herein) divided by (Aggregate Value of the Company's hotels) (as further defined herein) and will be recalculated as of the end of each calendar quarter with any corresponding change in interest rate options becoming effective on the 45th day following the end of the calendar quarter.

                                 Should American General Hospitality
                                 Corporation's (the "Company's") Leverage Ratio be below 50% and its senior unsecured debt ratings with either Standard & Poor's ("S&P") or Moody's correspond to any of the ratings described below, the interest rate options that correspond to such rating shall apply in lieu of the interest rate options described above.

                                 -----------------------------------------------
                                 S&P Rating  Moody's  ABR    LIBOR  Unused Comm.
                                             Rating  Spread  Spread   Fee (bps)
                                                     (bps)   (bps)
                                 -----------------------------------------------
                                 A- or       A3 or    0.0     100.0     12.5
                                 higher      higher
                                 -----------------------------------------------
                                 BBB+        Baa1     0.0     112.5     15.0
                                 -----------------------------------------------
                                 BBB         Baa2     0.0     125.0     15.0
                                 -----------------------------------------------
                                 BBB-        Baa3     0.0     137.5     20.0
                                 -----------------------------------------------

                                 The interest rate and Unused Commitment Fee will be based on the actual ratings or written preliminary or "shadow" ratings of S&P and Moody's and will be adjusted from time to time to reflect any change in the ratings. If the ratings are not equivalent, the higher rating will apply. If the ratings are two or more levels apart, the interest rate and Unused Commitment Fee will be based on the rating which is one level below the higher rating. ABR will be the higher of (i) the Prime commercial lending rate (the "Prime Rate") as publicly announced by BOT to be in effect from time to time and (ii) the Federal Funds Rate (as published by the Federal Reserve Bank of New York) plus 0.50%.

Letter of Credit Fees:           1.50% per annum payable monthly in advance
                                 which will be paid to the Co-Lenders in
                                 accordance with their pro rata portions of the Letter of Credit and a $500.00 per Letter of Credit issuance fee payable to BOT. Letter of Credit Fees shall be based on a 360-day year.

Interest Calculation:            Interest on LIBOR borrowings will be calculated
                                 on the basis of the actual number of days elapsed over a 360-day year. Interest on ABR borrowings will be calculated on the basis of the actual number of days elapsed over a 365-day year.

Term:                            A three-year facility.

Recourse Obligation and          Borrower's obligation in respect of the
 Guaranty of Payment:            Facility shall constitute the full personal
                                 recourse obligations of Borrower. In addition, the Company and each subsidiary of the Borrower
                                 (except for those entities which only own properties which secure permitted Secured
                                 Recourse Indebtedness and Secured Non-Recourse
                                 Indebtedness) will provide a joint and several guarantee of payment for all obligations under the Facility and the landlord's obligations under the Percentage Lease Agreements. Any subsidiary entity which has secured debt cannot own unencumbered assets.

                                 Any partner of the Borrower shall have the right to severally assume any portion of the Facility indebtedness by executing and delivering to the Lenders an assumption of liability agreement reasonably acceptable to the Lenders.

Environmental Indemnification:   Borrower and Company will provide a joint and
                                 several indemnification agreement.

Advances:                        Advances under the Facility are permitted
                                 provided that:

                                 (a) No defaults exist under the Facility as evidenced by a compliance certificate and current calculation of the Borrowing Base;

                                 (b) All affirmative and negative covenants and representations and warranties shall be complied with both before and after the making of each advance under the Facility; and

                                 (c) The Borrower is limited to five LIBOR tranches and advances are limited to three times per month, with an exception for advances made for acquisition purposes.

Optional Loan Prepayments:       Paydowns of the Facility shall be in the
                                 minimum amount of $1,000,000 and in increments of $100,000. All prepayments of LIBOR borrowings will be subject to payment by the Borrower of LIBOR contract breakage costs.

Borrowing Base:                  The availability under the Facility shall be
                                 subject to a Borrowing Base. Such Borrowing
                                 Base shall consist solely of unencumbered hotel properties. Each hotel property within the Borrowing Base, shall, at all times, meet all of the following criteria:

                                 (a) No associated mortgage or other liens
                                 (including springing liens), material
                                 subleases, stock pledges, negative pledges, or pledges of ownership interests;

                                 (b)100%-owned by the Borrower (or a 99% owned subsidiary) or owned by an entity in which the Borrower has at least a 90% equity interest and is the managing general partner or equivalent for the entity ("Joint Venture Properties") and leased to AGH Leasing, L.P., Twin Towers Leasing, L.P., Prime Hospitality, Corp. (or one of its affiliates) or a third-party lessee. No more than 20% of the Aggregate Value of the Borrowing Base may be attributable to Joint Venture Properties. The Aggregate Value of Joint Venture Properties shall be based upon the Borrower's percentage ownership therein. Any third-party lessee except as provided above shall also be subject to approval by the Agents pursuant to a lease agreement acceptable to the Agents;

                                 (c) Free from all material structural and title defects and environmentally hazardous materials, all as verified by current structural, title, and environmental reports acceptable to the Agents;

                                 (d) Fully operational or undergoing active renovation/remodeling (subject to the limitation on the maximum number of out-of-service rooms as provided in item (ii) on the following page);

                                 (e) Located in the United States of America and not more than 20% of the Borrowing Base hotels shall be located in any one state; with the exception of Florida for which not more than 35% of the Borrowing Base hotels shall be located.

                                 (f) No more than 20% of the Borrowing Base hotels may be limited service or extended stay;

                                 (g) With the exception of the Radisson Twin
                                 Towers -Orlando, Florida; Crowne Plaza -
                                 Hasbrook, New Jersey; Doubletree - Clearwater, Florida; Courtyard by Marriott - Lake Buena Vista, Florida; and the Holiday Inn O'Hare - Rosemont, Illinois, no investment (acquisition cost plus capital improvements) in any single property may exceed $50,000,000 unless otherwise approved by the Requisite Lenders in their sole and absolute discretion; and

                                 (h) Except for Ramada Inn - Danbury, CT, the
                                 Ramada Inn - Elmsford, NY and as further provided for herein, subject to a franchise agreement from a national hotel franchise company approved by the Agents in their reasonable discretion; for new properties, as hereinafter defined, the Borrower shall have a period of twelve months from the date of acquisition to commence the operation of the property under a franchise agreement that is permitted hereunder, and during said twelve month period the property shall not be excluded from the Borrowing Base because of the provisions of this paragraph (h).

                                 (i) Further, the Borrowing Base, in the
                                 aggregate, shall at times meet all of the following criteria:

                                        (i) For any property located within the
                                        State of California, or in any other
                                        location deemed by an appropriate agency of the United States Government to have above average seismic risk activity, earthquake insurance must be provided in an amount not less than the amount of the maximum probable loss pursuant to a seismic engineer's maximum probable loss report deemed satisfactory to the Agents. The aggregate amount of coverage and the deductibles may be modified at the request of the Borrower based upon industry standards, subject to the approval of the Agents;

                                        (ii) Not more than 15% of the total
                                        number of rooms within the properties
                                        comprising the Borrowing Base shall be
                                        out of service at any one time;

                                        (iii) Properties under ground leases may not comprise more than 22.5% of the Borrower's Hotel Investments at Cost or 22.5% of the Borrower's total room count of those properties within the Borrowing Base.

                                 The Borrower shall furnish the Lenders notice that it intends to designate a hotel property as a qualifying unencumbered property. Such notice shall include a current title report, applicable structural (including ADA) and environmental reports, a brief description of the property (to include its age, location, occupancy statistics, and, as they may be available, an operating statement and REVPar analysis for the last fiscal year (and prior fiscal year if available) and most recently completed fiscal quarter period). The Borrower shall also furnish a certification to the Lenders that such property individually, and the Borrowing Base in its entirety, complies with all of the Borrowing Base provisions set forth as paragraphs (a) through (i) in the section of this Summary of Terms and Conditions titled Borrowing Base.

                                 Qualifying properties shall be permitted to be added or deleted from the Borrowing Base on a monthly basis with prior notice provided to the Administrative Agent not less than 10 business days prior to such addition or deletion and a new Borrowing Base availability calculation may be performed and submitted by the Borrower. In connection with a permitted deletion, the applicable subsidiary shall be released from its guaranty in connection with such subsidiary property being pledged to secure permitted Secured Indebtedness. If such calculation results in a reduction to Maximum Availability, the then Maximum Availability calculation shall be immediately effective.

                                 The Lenders shall reserve the right to remove such property, following reasonable discretion and notice, from the Borrowing Base at any time upon their determination that such property does not satisfy the Borrowing Base criteria.

Availability:                    The maximum availability ("Maximum
                                 Availability") under the Facility shall be equal to the lesser of the following amounts:

                                 THE FACILITY AMOUNT:

                                 (a)  $500,000,000

                                 THE LEVERAGE TEST AMOUNT:

                                 (b) An amount equal to 50% of the Aggregate
                                 Value of the Borrowing Base pool, less all other consolidated unsecured indebtedness of the Company. However, subordinate unsecured indebtedness in an amount up to $125 million ("Sub Debt") shall not be deducted from the Aggregate Value of the Borrowing Base until December 31, 1998 so long as the Sub Debt is expressly subordinate to the Facility. Aggregate Value is defined and computed as follows:

                                 (i) For Borrowing Base properties owned by the Borrower and/or its subsidiaries/affiliates for at least four consecutive fiscal quarters ("Seasoned Properties"), Aggregate Value shall equal the sums of the trailing four quarter NOI less a capital expenditure reserve equal to 4% of gross room revenues ("Adjusted EBITDA"), divided by a capitalization rate of 10.00%, plus

                                 (ii) For Borrowing Base properties owned by the Borrower and/or its subsidiaries/affiliates for less than four consecutive fiscal quarters ("New Properties"), Aggregate Value shall be equal to the Borrower's investment in each hotel property at its cost, provided, however, that if the Borrower commences renovation of a New Property within 180 days of its acquisition thereof and completes such renovation with 18 months of its acquisition thereof, such property shall constitute a New Property until the end of the sixth fiscal quarter from the date of acquisition, and

                                 THE CASH FLOW TEST AMOUNT:

                                 (c) An amount equal to the Borrowing Base
                                 Adjusted EBITDA multiplied by a factor of 5, less all other consolidated unsecured indebtedness of the Borrower. However, subordinate unsecured indebtedness in an amount up to $125 million ("Sub Debt") shall not be deducted from the Aggregate Value of the Borrowing Base until December 31, 1998 so long as the Sub Debt is expressly subordinate to the Facility and the outstanding Facility amount plus the outstanding Sub Debt amount shall not exceed $625 million. Borrowing Base Adjusted EBITDA shall equal the sum of the following:

                                 (i) For Seasoned Properties, the sum of the trailing four quarter Adjusted EBITDA; plus

                                 (ii) For New Properties, the sum of the most recent four quarter Adjusted EBITDA; provided, however, that for the quarterly period(s) when each New Property was not owned by the Borrower, the actual net operating income less 4% of gross room revenues, shall be used in lieu of Adjusted EBITDA. Unless otherwise required, Maximum Availability may be calculated prior to each advance under the Facility and, in any case, on a quarterly basis. If, at any time, the outstanding balance under the Facility (including outstanding Letters of Credit) exceeds the Maximum Availability ("Imbalance"), the Borrower, shall, within five business days (or 30 days if the Imbalance resulted from an event other than
                                 (i) the sale or disposition of a property, or
                                 (ii) any other removal of a property from the Borrowing Base pool), add additional qualifying properties to the Borrowing Base or repay a portion of the Facility sufficient to maintain or reduce the outstanding balance (including outstanding Letters of Credit) to not greater than the Maximum Availability. Failure to repay the amount owed within such required period shall be deemed an event of default.

Covenants:                       Company covenants shall include but not be
                                 limited to the following:

                                 (A)  MINIMUM TANGIBLE NET WORTH

                                 Tangible Net Worth, as defined below, shall at all times equal or exceed $450 million ("Minimum Net Worth"). Minimum Net Worth shall be adjusted upwards by 75% of the net cash proceeds or value derived from the subsequent issuance of equity securities, or 75% of the value of any operating partnership units issued to acquire properties.

                                 Tangible Net Worth is defined as the tangible net worth of the Company as calculated on a GAAP basis plus Minority Interest.

                                 (B)  LIMITATION ON TOTAL LIABILITIES

                                 At no time shall the Total Liabilities (as defined below) of the Company exceed the lesser of:

                                 (i)  the sum of

                                 (a) for Seasoned Properties, 6.0 times the sum of the trailing four quarter Adjusted EBITDA for the quarters ended March 31, 1998, June 30, 1998, September 30, 1998 and 5.0 for each quarter thereafter; plus

                                 (b) for New Properties, 60% of the Company's
                                 (or its subsidiary's)investment in such hotel properties at its cost for the quarters ended March 31, 1998, June 30, 1998, September 30,
                                 1998 and 50% for each quarter thereafter, or

                                 (ii) 60% of the Company's (or its subsidiary's) hotel investments at cost (as defined below) for the quarters ended March 31, 1998, and June 30, 1998, September 30, 1998 and 50% for each quarter thereafter.

                                 Total Liabilities shall be defined as recourse and non-recourse mortgage debt, letters of credit, unsecured debt, capitalized lease obligations (excluding ground leases), guarantees on indebtedness, subordinated debt, and unfunded direct obligations of the Company or any of its subsidiaries. Total Liabilities shall include, without duplication, (i) 100% of the consolidated recourse liability of the Company under (a) guarantees of indebtedness, or (b) loans where the Company or any of its subsidiaries is liable for debt as general partner and (ii) the Company's share of non-recourse debt in unconsolidated affiliates. Total liabilities shall exclude ordinary trade payables and accruals and minority interests.

                                 Hotel Investments at Cost shall be defined as investments in hotel properties as presented on the financial statements of the Company prior to accumulated depreciation plus $10,420,273 (representing the value of operating partnership units issued to primary contributors at the initial public offering plus such additional similar amounts relating to the purchase of the Courtyard by Marriott - Durham, North Carolina and the Holiday Inn - Madison, Wisconsin).

                                 (C)  CASH FLOW COVERAGE

                                 On a quarterly basis, the Company shall
                                 maintain a minimum ratio of actual Adjusted
                                 EBITDA to actual Interest Expense of not less than 2.15 for the quarters ended during 1998 and 2.50:1.00 for each quarter thereafter. Interest Expense is defined to have the meaning of actual interest expense incurred by the Company on all debt whether it is accrued, paid, or capitalized.

                                 On a quarterly basis, the Company shall also maintain a minimum ratio of actual Adjusted EBITDA to Debt Service of not less than 2.00:1.00. Debt Service is defined to have the meaning of the sum of (i) actual consolidated Interest Expense plus (ii) scheduled principal amortization on all debt obligations of the Company, excluding any balloon payments.

                                 The Cash Flow Coverage covenants shall be subject to adjustment as provided within the Conversion to Secured Facility provisions described herein.

                                 (D)  DISTRIBUTIONS

                                 Distributions shall not exceed 90% of funds from operations ("FFO") or 100% of Free Cash Flow (adjusted FFO less a capital expenditure reserve equal to 4% of gross room revenues), calculated quarterly based on the immediately preceding completed four quarters, or an amount required to maintain the general partner's status as a real estate investment trust under the provisions of the Internal Revenue Code.

                                 FFO shall be defined as the Company's net income (or loss) calculated in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures.

                                 (E)  LIMITATION ON OTHER UNSECURED DEBT

                                 The Company or any of its subsidiaries shall not be permitted to incur any other unsecured borrowings in excess of the subject Facility (excluding accounts payables) in excess of $30,000,000 in the aggregate. However, the Borrower may incur Sub Debt consistent with the provisions herein so long as the Sub Debt is expressly subordinate to the Facility. and the outstanding Facility amount plus the outstanding Sub Debt amount shall not exceed $625 million.

                                 (F)  LIMITATION ON SECURED INDEBTEDNESS

                                 Provided the Company is otherwise in compliance with its covenants:

                                 (i)  Secured Recourse Indebtedness

                                 Consolidated Secured Recourse Indebtedness of the Company shall not exceed the lesser of:

                                      (A)  The sum of

                                           (1) for Seasoned Properties, 2.00
                                           times the sum of trailing four
                                           quarter Adjusted EBITDA; plus,

                                           (2) for New Properties, 20% of the
                                           Company's investment in such hotel
                                           properties, at its cost, or

                                      (B)  15% of the Company's Hotel
                                           Investments at Cost.

                                 (ii) Secured Non-Recourse Indebtedness

                                 Consolidated Secured Non-Recourse Indebtedness of the Company shall not exceed the lesser of:

                                      (A)  The sum of

                                           (1) for Seasoned Properties, 3.00
                                           times the sum of trailing four
                                           quarter Adjusted EBITDA; plus,

                                           (2) for New Properties, 30% of the
                                           Company's investment in such hotel
                                           properties, at its cost, or

                                      (B)  30% of the Company's Hotel
                                           Investments at Cost.


                                      Consolidated Secured Recourse Indebtedness and Consolidated Secured Non-Recourse Indebtedness shall not exceed 30% of the Company's Hotel Investments at cost. Furthermore, the Company shall use reasonable efforts to structure its non-recourse financings with a single purpose entity which only owns that hotel securing such financing which such single-purpose entity to be wholly-owned by the Borrower, Company or Joint Venture Properties.

                                 (G)  PERMITTED INVESTMENTS

                                 The Borrower shall at all times continue to operate as an owner and lessor of hotel properties that meet the criteria described in the Borrowing Base provisions subject to the Borrower's ability to incur permitted Indebtedness. Any other business activities shall be strictly incidental thereto and shall be further limited as follows:

                                 Investment, loan and advance limitations.
                                 Specifically, unimproved land holdings
                                 (excluding land that is either under
                                 development or planned for commencement of development within twelve months from the date it was acquired), stock holdings, mortgages, investments in unconsolidated partnerships and joint ventures, and non-hotel assets will be limited to the levels described below. This paragraph (g), shall not limit the Company's investments in cash and cash equivalents, investments in United Stated Treasury or Agency obligations, and other similar investments.

                                 Land Holdings:     Not more than $20,000,000
                                                    (at any one time) in the
                                                    aggregate based on cost.

                                 Stock Holdings:    None, except as received in
                                                    settlement of liabilities
                                                    created in the ordinary
                                                    course of business plus
                                                    investments not to exceed
                                                    $25,000,000 in total. The
                                                    Borrower will be ineligible
                                                    from purchasing any
                                                    securities should the
                                                    Company's Leverage Ratio
                                                    exceed 50%.

                                 Mortgages:         None, other than loans
                                                    encumbering properties
                                                    previously owned or to be
                                                    acquired, provided that the
                                                    aggregate amount of such
                                                    loans shall not exceed 5% of
                                                    Hotel Investments at Cost
                                                    (such properties shall also
                                                    be excluded from admission
                                                    into the Borrowing Base).

                                 Partnership/JV's:  Any partnership or joint
                                                    venture interests in excess
                                                    of an aggregate $50,000,000
                                                    shall require Requisite
                                                    Lender approval

                                 Non-Hotel          With the exception of the
                                 Property Assets:   office portion of the
                                                    Houston Marriott, not more
                                                    than 5% of total assets
                                                    (other than properties that
                                                    the Borrower intends to
                                                    convert into hotel
                                                    properties where (i) the
                                                    Borrower notifies the
                                                    Administrative Agent of such
                                                    intent within 90 days after
                                                    the Borrower's acquisition
                                                    of such properties, and (ii)
                                                    the Borrower commences
                                                    construction of such
                                                    conversion within 12 months
                                                    after the Borrower's
                                                    acquisition of such
                                                    properties).

                                 Development:       The Borrower may engage in
                                                    room expansion of existing
                                                    hotels or development of new
                                                    hotels so long as the total
                                                    cost of such expansion and
                                                    new development does not
                                                    exceed $75,000,000 for the
                                                    combined room expansion and
                                                    new development hotels at
                                                    any one time.

                                 (h) Adjusted EBITDA generated by the office portion of the Marriott (Houston, TX) mixed-use property and the retail portion of the St. Tropez (Las Vegas, NV) property shall be treated as Adjusted EBITDA.

                                 (i) No more than 15% of the Company's Hotel
                                 Investments at Cost will be comprised of non-franchised hotels.

                                 (j) The management agreement(s) and hotel lease agreement(s) shall be subject to Agents' review and approval, subordinate to the subject Facility, structured with the intent that the combined maximum fees may not exceed 6% based upon the acquisition pro forma EBITDA projection and cancelable at no cost upon 30 days notice at any point following a monetary default. The Prime Hospitality Corp. leases, however, shall not be subordinate to the Facility nor cancelable following a monetary default under the Facility.

                                 (k) Other covenants and defaults which would be customary for a transaction of this nature and size.

Other Covenants:                 (a) Acquired hotels must be located in the
                                 United States and under a franchise commitment from an acceptable national chain or must convert to a franchise agreement within 12 months of acquisition and be consistent with the criteria as set forth within the Borrowing
                                 Base provisions. Ramada-branded properties contained within the Prime portfolio (excluding
                                 Ramada Inn - Danbury, CT and Ramada Inn -
                                 Elmsford, NY) must be converted to an
                                 Acceptable Brand (in accordance with approved brands pursuant to the Existing $300 million
                                 Facility) within 18 months from the date of acquisition and the Company may have up to $100 million (based upon acquisition cost) in other hotels at any one time which must be rebranded within 18 months.

                                 (b) Properties under ground leases may not comprise more than 22.5% of the Company's Hotel Investments at Cost (as defined herein) or 22.5% of the Company's total room count.

                                 (c) Limitations on mergers, consolidations, sales of assets and acquisitions.

                                 (d) Insurance coverages at a level and provided by a carrier satisfactory to the Agents.

                                 (e) No property owned by the Borrower may be leased to any other entity other than AGH Leasing, L.P., Twin Towers Leasing, L.P., Prime Hospitality Corp. (or one of its affiliates) or a third-party lessee acceptable to the Agents.

                                 (f) No asset owned by the Borrower may be separately financed if:

                                      (i) Such financing would cause a breach of any of the above covenants, or

                                      (ii) The loan-to-cost ratio for such
                                      financing exceeds 70% on a property or
                                      aggregate pool basis with respect to non-recourse financing, and not more than 65% with respect to recourse financing.

                                 (g) So long as the Borrower is in compliance with all terms and conditions of the Facility, it may use proceeds from equity offerings and asset sales to reduce the Sub Debt.

Financial Reporting:             The Borrower shall be obligated to provide to
                                 the Administrative Agent the following:

                                 (a) Delivery of the Company's annual (within 95 days of fiscal year end) and quarterly financial statements (within 50 days of fiscal quarter end with the exception of fiscal year end) and reports including an officer's
                                 certificate to demonstrate compliance with the covenants of the Facility and the covenants of the Company's public debt issue(s), if any.

                                 (b) A detailed listing of assets and book values on a quarterly basis and identified as to unencumbered pool properties and other properties.

                                 (c) A certificate of compliance on a quarterly basis which details the specific assets, including historical cost, which make up the pool of unencumbered assets.

                                 (d) Along with the quarterly and annual
                                 financial statements, the Borrower shall provide a summary report on the unencumbered asset pool properties that details Adjusted EBITDA for the trailing four quarters by quarter and in sum total.

                                 (e) Prior to the commencement of a fiscal year, the Company shall provide a projected operating budget for the next fiscal year. Concurrent with the delivery of the quarterly financial statements and the annual financial statements, the Borrower shall notify the Administrative Agent of any material changes (excluding changes resulting from the acquisition of new hotels) that have been made to the operating budget of the then current fiscal year.

                                 (f) Copies of any filing with the Securities and Exchange Commission within 10 business days of such filing.

                                 (g) Copies of any written information provided to shareholders.

                                 (h) Such other information as the Agents shall reasonably require.

Management/Ownership             Steve Jorns shall be required at all times to
 Restrictions:                   be the president/chief executive officer of
                                 American General Hospitality Corporation and
                                 Kenneth Barr shall be required at all times to be the chief financial officer of American
                                 General Hospitality Corporation. Minimum stock ownership requirements for Mr. Jorns and Mr.
                                 Barr.

Representations and &            Usual and customary for this type of Facility,
 Warranties:                     including but not limited to the following:

                                 (a) Valid existence and qualification,
                                 including REIT qualification and tax status;

                                 (b)  Governmental authorization;

                                 (c)  No contravention of laws or contracts;

                                 (d)  Financial information is true and correct;

                                 (e)  No material environmental matters;

                                 (f) Compliance with laws and regulations, including zoning, fire safety and building requirements, ERISA, ADA, environmental and REIT laws;

                                 (g) Maintenance of required licenses and permits with respect to the properties;

                                 (h) No material litigation, casualty or
                                 condemnation proceedings pending;

                                 (i)  Payment of taxes when due;

                                 (j) Full disclosure; good title; no other liens;

                                 (k) Properties are in good condition and repair, no deferred maintenance which is not being timely addressed; and

                                 (l) No defaults or Event of Default (defined herein) under the Facility or franchise agreements.

Events of Default:               Usual and customary for credit facilities for
                                 this size, type and purpose, including, without limitation:

                                 (a) Non-payment when due of any payment of principal in respect of any of the loans;

                                 (b) Non-payment within five days of the due date of any interest payable under the Facility documents provided that such late payment within five days shall not occur more than twice per year;

                                 (c) Default in the performance or observance of any covenants for more than 30 days after notice;

                                 (d) If the Company shall not qualify for tax treatment under Sections 856-860, inclusive, of the Internal Revenue Code;

                                 (e) Restrictions on mergers, acquisitions, distributions, joint ventures, etc.; and

                                 (f) Restrictions on change of control at either the Company or the Borrower. Steve Jorns and Ken Barr shall at all times be required to be the president/chief executive officer and chief financial officer, respectively, of American General Hospitality, Inc. and any affiliated tenants. Minimum stock ownership requirements in American General Hospitality, Inc. and any affiliated tenants to be established for Mr. Jorns and Bruce Wiles.

Other Conditions:                (a) Limitations on recourse and non-recourse
                                 indebtedness of not more than $0 and
                                 $20,000,000, respectively, as to the
                                 acceleration of any maturity date, and
                                 $1,000,000 and $20,000,000, respectively, as to
                                 the occurrence of any default or event of default.

                                 (b) Located in the United States of America and not more than 20% of the Company hotels shall be located in any one state with the exception of Florida for which no more than 35% of the Company hotels may be located.

                                 (c) No more than 20% of the Company hotels may be limited service or extended stay;

Governing Law:                   The law of the State of Texas for the credit
                                 agreement and other Facility documents; for collateral documents local law will apply.

Waiver of Jury Trial and         Required.
 Consent to Texas
 Jurisdiction:

This DISCUSSION TERM SHEET is being provided solely for discussion purposes and is exclusively intended to communicate the general business terms and financing parameters being considered by the Agents. Neither this outline nor the participation in discussions is to be construed to be a commitment to enter into or approve any financing, or a commitment to grant or extend any financing accommodations. The Agents may terminate financing discussions at any time, in its sole discretion, without notice and liability of any kind.